As filed with the Securities and Exchange Commission on August 13, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MeiraGTx Holdings plc

(Exact name of registrant as specified in its charter)

Cayman Islands	98-1448305
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

655 Third Avenue, Suite 1115 New York, NY 10017
(Address of Principal Executive Offices) (Zip Code)

MeiraGTx Holdings plc 2026 Employment Inducement Award Plan

(Full title of the plan)

Alexandria Forbes, Ph.D.

President and Chief Executive Officer

MeiraGTx, LLC

655 Third Avenue, Suite 1115

New York, NY 10017

(Name and address of agent for service)

(646) 860-7985

(Telephone number, including area code, of agent for service)

Copies to:

Keith L. Halverstam

Ellen Smiley

Latham & Watkins LLP

1271 Avenue of the Americas

New York, NY 10020

(212) 906-1200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PART I

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed for the purpose of registering 1,000,000 ordinary shares, nominal value $0.00003881 per share (“Ordinary Shares”), of MeiraGTx Holdings plc (the “Registrant”), available for issuance under the MeiraGTx Holdings plc 2026 Employment Inducement Award Plan.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Registration Statement (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Registrant, pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, are hereby incorporated by reference in, and shall be deemed to be a part of, this Registration Statement:

(a)the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025;

(b)the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 and June 30, 2026;

(c)the Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2026, March 26, 2026 (except for Items 2.02 and 9.01), April 16, 2026 (except for Items 7.01 and 9.01), April 16, 2026 (except for Item 7.01 and Exhibit 99.1), April 16, 2026, April 24, 2026, June 15, 2026 and July 7, 2026 (except for Item 7.01 and Exhibit 99.1); and

(d)the description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on June 8, 2018, pursuant to the Exchange Act, as updated by “Description of Securities” filed as Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement (except for any portions of the Registrant’s Current Reports on Form 8-K furnished pursuant to Item 2.02 and/or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as to specific sections of such statements as set forth therein.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that our board of directors and officers shall be indemnified from and against all liability which they incur in execution of their duty in their respective offices, except liability incurred by reason of such directors’ or officers’ dishonesty, willful default or fraud.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Our amended and restated memorandum and articles of association provide:

“Every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction, in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or
(b)	for any loss on account of defect of title to any property of the Company; or
(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or
(d)	for any loss incurred through any bank, broker or other similar Person; or
(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or
(f)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto;

unless the same shall happen through such Indemnified Person’s own dishonesty, willful default or fraud as determined by a court of competent jurisdiction.”

We have entered into indemnification agreements with each of our directors and officers. These indemnification agreements require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of ordinary shares being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act of 1933, as amended, or the Securities Act, against certain liabilities.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description

4.1

Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 (File No. 001-38520)).

4.2	Shareholder Agreement (incorporated by reference to Exhibit 4.2 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (File No. 001-38520)).

4.3	Specimen Share Certificate evidencing the ordinary shares of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant’s Form S-1 (File No. 333-224914) filed May 29, 2018).

5.1*	Opinion of Walkers, counsel to the Registrant.

23.1*	Consent of Ernst & Young LLP.

23.2*	Consent of Walkers (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page hereto).

99.1

MeiraGTx Holdings plc 2026 Employment Inducement Award Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 (File No. 001-38520)).

99.2

Form of Option Grant Notice and Agreement under the MeiraGTx Holdings plc 2026 Employment Inducement Award Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 (File No. 001-38520)).

99.3

Form of Restricted Share Unit Grant Notice and Agreement under the MeiraGTx Holdings plc 2026 Employment Inducement Award Plan (incorporated by reference to Exhibit 10.15 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2026 (File No. 001-38520)).

107*	Filing Fee Table

*  Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 13th day of August 2026.

MEIRAGTX HOLDINGS PLC

By:	/s/ Alexandria Forbes, Ph.D.
Alexandria Forbes, Ph.D.
President and Chief Executive Officer (principal executive officer)

SIGNATURES AND POWER OF ATTORNEY

We, the undersigned officers and directors of MeiraGTx Holdings plc, hereby severally constitute and appoint Alexandria Forbes, Ph.D., Richard Giroux and Robert J. Wollin, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alexandria Forbes, Ph.D.	President, Chief Executive Officer and Director (principal executive officer)	August 13, 2026
Alexandria Forbes, Ph.D.

/s/ Richard Giroux	Chief Financial Officer and Chief Operating Officer (principal financial officer and principal accounting officer) and MeiraGTx Holdings plc’s authorized representative in the United States	August 13, 2026
Richard Giroux

/s/ Keith R. Harris, Ph.D.	Chairman of the Board of Directors and Director	August 13, 2026
Keith R. Harris, Ph.D.

/s/ Ellen Hukkelhoven, Ph.D.	Director	August 13, 2026
Ellen Hukkelhoven, Ph.D.

/s/ Lord Mendoza	Director	August 13, 2026
Lord Mendoza

/s/ Nicole Seligman	Director	August 13, 2026
Nicole Seligman

/s/ Thomas E. Shenk, Ph.D.	Director	August 13, 2026
Thomas E. Shenk, Ph.D.

/s/ Debra Yu, M.D.	Director	August 13, 2026
Debra Yu, M.D.